Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Long-Term Incentive Plan of MYR Group Inc. (Amended and Restated as of May 1, 2014) of our reports dated March 5, 2014, with respect to the consolidated financial statements of MYR Group Inc. and the effectiveness of internal control over financial reporting of MYR Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 20, 2014